VALASSIS

NEWS RELEASE

Valassis Files Action to Rescind its Merger Agreement with ADVO

Court filing alleges misrepresentation and material adverse changes in ADVO's business

Livonia, Mich., Aug. 30, 2006: Valassis Communications, Inc. (NYSE: VCI) today sued ADVO, Inc. (NYSE: AD) in the Delaware Chancery Court to rescind its $1.3 billion merger agreement with ADVO based on fraud and material adverse changes, alleging that ADVO management materially misrepresented the financial health of the company and failed to reveal internal control deficiencies.

According to the complaint, ADVO intentionally provided Valassis with "materially false financial information" and "withheld material information" at a time when the operating income was materially off forecast. The complaint also alleges that ADVO executives knew of, but did not disclose, significant internal control deficiencies associated with ADVO's enterprise-wide order-to-cash system.

"We believe that taking this action is in the best interest of our shareholders," said Alan F. Schultz, Valassis Chairman, President and CEO. "ADVO left us with no choice. The pertinent information we received was erroneous, projections were grossly inaccurate and we believe we were the victims of fraud."

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine's "Best Companies to Work For" for nine consecutive years. Valassis subsidiaries include Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

Safe Harbor

Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of Valassis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, the fact that there can be no assurances that the litigation referenced above will result in a decision favorable to Valassis, and therefore the litigation constitutes an unknown risk and uncertainty that may cause the results, performance or achievements of Valassis to be materially different from past or anticipated results. Among other such factors, the following: price competition from Valassis' existing competitors; new competitors in any of Valassis' businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in Valassis' paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; changes which affect the businesses of Valassis customers and lead to reduced sales promotion spending. Valassis disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Andy Hopson

Ruder Finn

Tel 312.329.3916

hopsona@ruderfinn.com

Investor Relations Contact:

Sherry Lauderback

Valassis Investor Relations

Tel 734.591.7374

lauderbacks@valassis.com

Mary Broaddus

Valassis Investor Relations

Tel 734.591.7375

broaddusm@valassis.com

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